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                                                                    Exhibit 99.1



CONTACT:                                                   FOR IMMEDIATE RELEASE

Richard T. Browning
Chief Financial Officer
(203) 661-1926, ext. 6628

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619



                 BLYTH, INC. DECLARES SEMI-ANNUAL CASH DIVIDEND


GREENWICH, CT, September 6, 2000: Blyth, Inc. (NYSE:BTH) announced that it has declared a semi-annual cash dividend of $0.10 per share of the Company's common stock for the six months ended July 31, 2000. The dividend, authorized at the September 6, 2000 Blyth Board of Directors meeting, will be payable to shareholders of record as of November 1, 2000, and will be paid on November 15, 2000.

Commenting on the dividend declaration, Robert B. Goergen, Chairman of the Board and CEO, said "As noted when Blyth initiated its first dividend this past spring, we consistently generate substantial cash flow from operations which we use to invest in Blyth's growth, as well as to repay debt and repurchase shares. We believe that, given Blyth's strong financial position and prospects for future growth, the continued payment of a cash dividend represents an important element in support of our goal to deliver long-term returns to our shareholders."

Blyth, Inc., headquartered in Greenwich, CT, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and decorative seasonal products. Its products are sold in the United States under various brand names, including Colonial Candle of Cape Cod-Registered Trademark-, PartyLite Gifts-Registered Trademark-, Kate's Original Recipe(TM), Carolina Designs-Registered Trademark-, Ambria(TM), Florasense-Registered Trademark-, Jeanmarie-Registered Trademark- and FilterMate-Registered Trademark-and in Europe under the Gies, Liljeholmens and Colony brands. It is also a leading producer of portable heating fuel products sold under the Sterno-Registered Trademark- and Handy Fuel-Registered Trademark- brand names.

Blyth, Inc. can be found on the Internet at www.blythinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants in North America, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, and in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, and in the Company's Annual Report on Form 10-K for the year ended January 31, 2000.

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